                                                                   Exhibit 10.17

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                     FRONTIERVISION OPERATING PARTNERS, L.P.

                                       AND

                      TCI CABLEVISION OF VERMONT, INC., AND
                       WESTMARC DEVELOPMENT JOINT VENTURE
                                   DATED AS OF

                                  May 12, 1997

                                TABLE OF CONTENTS


SECTION 1. DEFINITIONS............................................................................................1
   1.1 Adjustment Time............................................................................................1
   1.2 Affiliate..................................................................................................1
   1.3 Assets.....................................................................................................2
   1.4 Basic Services.............................................................................................2
   1.5 Business...................................................................................................2
   1.6 Business Day...............................................................................................2
   1.7 Closing....................................................................................................2
   1.8 Encumbrance................................................................................................2
   1.9 Environmental Law..........................................................................................3
   1.10 Equipment.................................................................................................3
   1.11 Equivalent Basic Subscribers (or EBSs)....................................................................3
   1.12 ERISA Affiliate...........................................................................................4
   1.13 Expanded Basic Service....................................................................................4
   1.14 FCC.......................................................................................................4
   1.15 GAAP......................................................................................................4
   1.16 Governmental Authority....................................................................................4
   1.17 Governmental Permits......................................................................................4
   1.18 Hazardous Substances......................................................................................4
   1.19 Intangibles...............................................................................................5
   1.20 Legal Requirement.........................................................................................5
   1.21 Losses....................................................................................................5
   1.22 Pay TV....................................................................................................5
   1.23 Pay Unit..................................................................................................5
   1.24 Permitted Encumbrances....................................................................................5
   1.25 Person....................................................................................................6
   1.26 Rate Regulatory Matters...................................................................................6
   1.27 Rate Order................................................................................................6
   1.28 Real Property.............................................................................................6
   1.29 Required Consents.........................................................................................7
   1.30 Seller Contracts..........................................................................................7
   1.31 Service Area..............................................................................................7
   1.32 System....................................................................................................7
   1.33 Third Party...............................................................................................7
   1.34 Other Definitions.........................................................................................7
SECTION 2. SALE OF ASSETS.........................................................................................8
SECTION 3. CONSIDERATION..........................................................................................8
   3.1 Purchase Price.............................................................................................8
   3.2 Adjustments to Purchase Price..............................................................................9
   3.3 Determination of Adjustments..............................................................................10
SECTION 4. ASSUMED LIABILITIES AND EXCLUDED ASSETS...............................................................11
   4.1 Assignment and Assumption.................................................................................11
   4.2 Excluded Assets...........................................................................................12
SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLERS.............................................................12
   5.1 Organization and Qualification............................................................................13
   5.2 Authority and Validity....................................................................................13

   5.3 No Conflict; Required Consents............................................................................14
   5.4 Assets....................................................................................................14
   5.5 Governmental Permits......................................................................................14
   5.6 Seller Contracts..........................................................................................15
   5.7 Real Property.............................................................................................15
   5.8 Environmental Matters.....................................................................................16
   5.9 Compliance with Legal Requirements........................................................................17
   5.10 Patents, Trademarks and Copyrights.......................................................................18
   5.11 Legal Proceedings........................................................................................19
   [5.12 Tax Returns; Other Reports..............................................................................19
   5.13 Employment Matters.......................................................................................19
   [5.14 Subscriber Numbers......................................................................................20
   5.15 Finders and Brokers......................................................................................21
   5.16 Systems and Business Information.........................................................................21
   5.17 Financial Statements.....................................................................................21
SECTION 6. BUYER'S REPRESENTATIONS AND WARRANTIES................................................................22
   6.1 Organization and Qualification............................................................................22
   6.2 Authority and Validity....................................................................................22
   6.3 No Conflicts; Required Consents...........................................................................22
   6.4 Finders and Brokers.......................................................................................23
   6.5 Financial Statements......................................................................................23
   6.6 Disclaimer of Warranty....................................................................................24
SECTION 7. ADDITIONAL COVENANTS..................................................................................24
   7.1 Access to Premises and Records............................................................................24
   7.2 Continuity and Maintenance of Operations; Financial Statements............................................24
   7.3 Employee Matters..........................................................................................27
   7.4 Franchise Extensions; Franchise Renewals Required Consents................................................29
   7.5 HSR Notification..........................................................................................32
   7.6 No Shopping...............................................................................................32
   7.7 Lien and Judgment Searches................................................................................32
   7.8 Transfer Taxes............................................................................................33
   7.9 Distant Broadcast Signals.................................................................................33
   7.10 Updated Schedules........................................................................................33
   7.11 Use of Names and Logos...................................................................................33
   7.12 Satisfaction of Conditions...............................................................................34
   7.13 Confidentiality and Publicity............................................................................34
   7.14 Bulk Transfers...........................................................................................34
   7.15  Transitional Billing Services...........................................................................34
   7.16 Notice of Certain Matters................................................................................35
   7.17 MDU Access Agreements....................................................................................35
SECTION 8. CONDITIONS PRECEDENT..................................................................................35
   8.1 Conditions to the Obligations of Buyer and Sellers........................................................35
   8.2 Conditions to the Obligations of Buyer....................................................................36
   8.3 Conditions to Obligations of Sellers......................................................................37
   8.4 Waiver of Conditions......................................................................................38
SECTION 9. CLOSING...............................................................................................38
   9.1 The Closing; Time and Place...............................................................................38
   9.2 Sellers' Delivery Obligations.............................................................................38
   9.3 Buyer's Delivery Obligations..............................................................................39

SECTION 10. TERMINATION..........................................................................................40
   10.1 Termination Events.......................................................................................40
   10.2 Effect of Termination....................................................................................41
SECTION 11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION..........................................41
   11.1 Survival of Representations and Warranties...............................................................41
   11.2 Indemnification by Seller................................................................................41
   11.3 Indemnification by Buyer.................................................................................42
   11.4 Third Party Claims.......................................................................................43
   11.5 Limitations on Indemnification - Sellers.................................................................44
   11.6 Limitations on Indemnification - Buyer...................................................................44
SECTION 12. MISCELLANEOUS........................................................................................44
   12.1 Parties Obligated and Benefited..........................................................................44
   12.2 Notices..................................................................................................45
   12.3 Attorneys' Fees..........................................................................................47
   12.4 Right to Specific Performance............................................................................47
   12.5 Waiver...................................................................................................47
   12.6 Captions.................................................................................................47
   12.7 Choice of Law............................................................................................47
   12.8 Terms....................................................................................................47
   12.9 Rights Cumulative........................................................................................47
   12.10 Further Actions.........................................................................................47
   12.11 Time....................................................................................................48
   12.12 Late Payments...........................................................................................48
   12.13 Counterparts............................................................................................48
   12.14 Entire Agreement........................................................................................48
   12.15 Severability............................................................................................48
   12.16 Construction............................................................................................48
   12.17 Expenses................................................................................................48
   12.18 Risk of Loss; Condemnation..............................................................................49

                         LIST OF EXHIBITS AND SCHEDULES


EXHIBITS

         A   -    Bill of Sale
         B   -    Assumption Agreement
         C   -    Opinion of Sellers' Counsel
         D   -    FCC Opinion
         E   -    Noncompetition Agreement
         F   -    Opinion of Buyer's Counsel
         G   -    Form of Franchise Consent

SCHEDULES

         1   -    The Business (including Rate Schedule)
         2   -    Governmental Permits
         3   -    Seller Contracts
         4   -    Required Consents
         5   -    Owned Equipment and Vehicles
         6   -    Real Property
         7   -    Encumbrances to Be Discharged Prior to Closing
         8   -    Proceedings and Judgments
         9   -    Employee Matters
         10  -    Excluded Assets

                            ASSET PURCHASE AGREEMENT


                  This Asset Purchase Agreement ("Agreement") is made as of the 12th day of May, 1997, by and between FrontierVision Operating Partners, L.P., a Delaware limited partnership ("Buyer"), and TCI Cablevision of Vermont, Inc., a Delaware corporation ("TCI Vermont") and WestMarc Development Joint Venture, a Colorado general partnership ("WestMarc") (each referred to as a "Seller" and collectively as "Sellers").


                                    RECITALS

                  TCI Vermont is engaged in the business of providing cable television service to subscribers in and around St. Albans and Swanton, Vermont.

                  WestMarc is engaged in the business of providing cable television service to subscribers in and around Morrisville, Johnson, Hyde Park, Morristown, North Hyde Park, Hardwick, East Hardwick, Hartford, Hartland and Norwich, Vermont and Lebanon, Enfield, Canaan, Hanover, Sunapee and Newport, New Hampshire.

                  Buyer desires to purchase and Sellers desire to sell substantially all the assets of Sellers used or useful in connection with the Business (as defined herein).


                                    AGREEMENT

                  In consideration of the above recitals and the mutual agreements stated in this Agreement, the parties agree as follows:

SECTION 1.        DEFINITIONS.

                  In addition to terms defined elsewhere in this Agreement, the following capitalized terms, when used in this Agreement, will have the meanings set forth below:

                  1.1 Adjustment Time. 12.01 a.m. (local Denver time) on the Closing Date or, in the event that the net Base Purchase Price proceeds due and payable to Sellers at the Closing are not received by Sellers at or prior to 9:00 a.m. (local Denver time) on the Closing Date, 12:01 a.m. (local Denver time) on the calendar day following the Closing Date.

                  1.2 Affiliate. With respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

                  1.3 Assets. All properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held, used or useful in the Business in which either Seller has any right, title or interest or in which either Seller acquires any right, title or interest on or before the Closing Date, including Governmental Permits, Intangibles, Seller Contracts, Equipment, Real Property, accounts receivable and deposits relating to the Business that are held by third parties for the account of either Seller or for security for either Seller's performance of its obligations, but excluding any Excluded Assets.

                  1.4 Basic Services. The lowest tier of service offered to subscribers of a System which includes broadcast and satellite service programming for which such subscribers pay a fixed monthly fee to a Seller.

                  1.5 Business. The cable television business conducted by Sellers as of any applicable date through one or more Systems in and around the Service Area, as described on Schedule 1.

                  1.6 Business Day. Any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado or New York, New York are required or authorized to be closed.

                  1.7 Closing. The consummation of the transactions contemplated by this Agreement, as described in Section 9, the date of which is referred to as the Closing Date.

                  1.8 Encumbrance. Any security interest, security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any mortgage, lien, indenture, pledge, option, right of first refusal, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easements, rights-of-way, restrictive covenants, leases and licenses) of any kind, which constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Governmental Permit, Seller Contract or otherwise.

                  1.9 Environmental Law. Any Legal Requirement relating to pollution or protection of public or employee health, safety or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

                  1.10 Equipment. All electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber's devices (including converters, encoders, transformers behind television sets and fittings), headend hardware (including origination, earth stations, transmission and distribution system), test equipment, vehicles and other tangible personal property owned, leased, used or held for use in the Business, including all of the foregoing described on Schedule 5 (and with respect to leased Equipment, on Schedule 3).

                  1.11 Equivalent Basic Subscribers (or EBSs). As of any date of determination and for each franchise area served by a System, an active customer for Basic Services or Expanded Basic Services either in a single household, a commercial establishment or in a multi-unit dwelling (including a hotel unit); provided, however, that the number of customers in a multi-unit dwelling or commercial establishment that obtain service on a "bulk-rate" basis shall be determined on a System by System basis by dividing the gross bulk-rate billings for Basic Services and Expanded Basic Services (but not billings from a la carte tiers or premium services, installation or other non-recurring charges, converter rental or from any outlet or connection other than the first or from any pass-through charge for sales, taxes, line-itemized franchise fees, fees charged by the FCC and the like) attributable to such multi-unit dwelling or commercial establishment during the most recent billing period ended prior to the date of determination (but excluding billings in excess of a single month's charge) by the rate charged at the time of determination to individual households for the highest level of Basic Services and Expanded Basic Services offered by such System. For purposes of this definition, an "active customer" shall mean any person, commercial establishment or multi-unit dwelling as of any date of determination that (i) is subscribing to and pays for Basic Services or Expanded Basic Services at the standard, non-discounted monthly service fee applicable to such level of service (or, in the case of a commercial establishment or multi-dwelling unit, the "bulk-rate" applicable to such customer); (ii) has paid for at least one month's Basic Service or Expanded Basic Services at the fee or rate described in (i) above; (iii) has no outstanding balance (other than de minimis charges not in excess of $5.00) more than two months past due from the earliest date for which the service giving rise to such balance was provided, (iv) (A) has not required or requested service disconnection, (B) is not currently subject to a service disconnection order for non-payment, and (C) has not been subject to a service disconnection order for non-payment within the past three months; and (v) was not solicited by Sellers within 90 days prior to the date of determination by any promotions or by offers of discounts other than those in the ordinary course of business consistent with the applicable Seller's past practices.

                  1.12 ERISA Affiliate. As to any Person, any trade or business, whether or not incorporated, which together with such Person would be deemed a single employer within the meaning of Section 4001 of ERISA.

                  1.13 Expanded Basic Service. Any level of video programming service greater than Basic Services provided over a System regardless of service tier other than: Basic Services, any new product tier, any migrated product tier and video programming offered on a per channel (and packages of such per channel services) or per program basis.


                  1.14 FCC Federal Communications Commission.

                  1.15 GAAP. Generally accepted accounting principles as in effect from time to time in the United States of America.

                  1.16 Governmental Authority. The United States of America, any state, commonwealth, territory or possession of the United States of America and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing.

                  1.17 Governmental Permits. All franchises, approvals, authorizations, permits, licenses, certifications, easements, registrations, qualifications, leases, variances and similar rights obtained from any Governmental Authority and used or held for use in the Business, including all amendments and modifications thereto and any renewals thereof, including those set forth on Schedule 2.

                  1.18 Hazardous Substances. Any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste which is regulated by any Governmental Authority, including (a) any petroleum or petroleum compounds (refined or crude), flammable substances, explosives, radioactive materials or any other materials or pollutants which pose a hazard or potential hazard to the Real Property or to Persons in or about the Real Property or cause the Real Property to be in violation of any laws, regulations or ordinances of federal, state or applicable local governments, (b) asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls ("PCBs"), as regulated by the Toxic Substances Control Act, 15 U.S.C.' 2601 et seq., (d) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act, 33 U.S.C.' 1251 et seq., (e) "economic poison," as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.' 135 et seq., (f) "chemical substance," "new chemical substance" or "hazardous chemical substance or mixture" pursuant to the Toxic Substances Control Act, 15 U.S.C.' 2601 et seq., (g) "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.' 9601 et seq. and (h) "hazardous waste" pursuant to the Resource Conservation and Recovery Act, 42 U.S.C.' 6901 et seq.

                  1.19 Intangibles. All intangible assets, including subscriber lists, accounts receivable, claims (excluding any claims relating to Excluded Assets), patents, copyrights and goodwill, if any, owned, used or held for use in the Business.

                  1.20 Legal Requirement. Applicable common law and any statute, ordinance, code, or other law, rule, regulation, order, technical or other written standard or policy or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement, in each case, as amended.

                  1.21 Losses. Any claims, losses, liabilities, damages, Encumbrances, penalties, costs and expenses, including interest that may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification is sought.

                  1.22 Pay TV. Premium programming services selected by and sold to subscribers on a per channel or per program basis.

                  1.23 Pay Unit. Each per channel Pay TV service subscribed for by any subscriber of a System.

                  1.24 Permitted Encumbrances. The following Encumbrances: (a) liens securing taxes, assessments and governmental charges not yet due and payable, (b) any zoning law or ordinance or any similar Legal Requirement, (c) any right reserved to any Governmental Authority to regulate the affected property, (d) as to Real Property interests, any Encumbrance reflected in the public records and that does not individually or in the aggregate interfere with the right or ability to own, use or operate the Real Property or to convey good, marketable and indefeasible fee simple title to such Real Property or diminish the value of the Real Property, and (e)Tower Space Lease Agreement dated January 1, 1993, and Landlord's Waiver and Consent dated September 23, 1994, between TCI Vermont and Vermont RSA Limited Partnership and Contel Cellular, Inc., provided that "Permitted Encumbrances" will not include any Encumbrance which secures or otherwise relates to a monetary obligation or could prevent or inhibit in any way the conduct of the business of the affected System and provided further that classification of any Encumbrance as a "Permitted Encumbrance" will not affect any liability Sellers may have for such Encumbrance, including pursuant to any indemnity obligation under this Agreement.

                  1.25 Person. Any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

                  1.26 Rate Regulatory Matters Any matter or any effect on either Seller or any of the Systems or the Business arising out of or related to the Communications Act of 1934, as amended (including all of the provisions of the Cable Communications Policy Act of 1984, as amended, the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the Telecommunications Act of 1996), any regulations adopted thereunder, or any other federal, state or local law or regulation dealing with, limiting or affecting the rates which can be charged by cable television systems to their customers (whether for programming, equipment, installation, service or otherwise).

                  1.27 Rate Order Any final order or decision, or any tolling order or accounting order pursuant to 47 C.F.R. 76.933, issued by a federal, state or local Governmental Authority relating to a Rate Regulatory Matter.

                  1.28 Real Property. All assets held by either Seller and used or held for use in the Business consisting of realty, including appurtenances, improvements and fixtures located on such realty, and any other interests in real property, including fee interests, leasehold interests and easements, wire crossing permits, rights of entry (except agreements related to multiple dwelling units), including those described on Schedule 6.

                  1.29 Required Consents. All franchises, licenses, authorizations, approvals and consents required under Governmental Permits (including any Governmental Permit that is extended or renewed in connection with the transactions contemplated by this Agreement), Seller Contracts or by any Legal Requirement or otherwise for (a) Sellers to transfer the Assets and the Business to Buyer, (b) Buyer to conduct the Business and to own, lease, use and operate the Assets at the places and in the manner in which the Business is conducted as of the date of this Agreement and on the Closing Date and (c) Buyer to assume and perform the Governmental Permits and Seller Contracts assigned to Buyer hereunder and the other Assumed Liabilities.

                  1.30 Seller Contracts. All contracts and agreements, other than Governmental Permits, pertaining to the ownership, operation and maintenance of the Assets or the Business or used or held for use in the Business, including those described on Schedule 3 or, in the case of contracts and agreements relating to Real Property, on Schedule 6.

                  1.31 Service Area. The area in which Sellers operate the Business, specifically in and around St. Albans, Swanton, Morrisville, Johnson, Hyde Park, Morristown, North Hyde Park, Hardwick, East Hardwick, Hartford, Hartland and Norwich, Vermont and Lebanon, Enfield, Canaan, Hanover, Sunapee and Newport, New Hampshire.

                  1.32 System. A complete cable television reception and distribution system operated in the conduct of the Business, consisting of one or more headends, subscriber drops and associated electronic and other equipment, and which is, or is capable of being without modification, operated as an independent system without interconnections to other systems. Any systems which are interconnected or which are served in total or in part by a common headend will be considered a single System.

                  1.33 Third Party. Any Person other than Seller or Buyer and their respective Affiliates.

                  1.34 Other Definitions. The following terms are defined in the Sections indicated:

                  Term                                   Section
                  ----                                   -------
                  Action                                    11.4
                  Antitrust Division                         7.5
                  Assumed Liabilities                        4.1
                  Base Purchase Price                        3.1
                  Buyer Damages                             11.5

                  Closing Date                               1.6
                  Desired Employees                        7.3.1
                  Employee Benefit Plans                  5.13.2
                  ERISA                                   5.13.1
                  Estoppel Certificates                    7.4.2
                  Excluded Assets                            4.2
                  Excluded Liabilities                       4.1
                  Final Adjustments Report                 3.3.2
                  Financial Statements                       6.5
                  FTC                                        7.5
                  Hired Employee                           7.3.6
                  HSR Act                                    7.5
                  Indemnified Party                         11.4
                  Indemnifying Party                        11.4
                  1992 Cable Act                           5.9.4
                  Preliminary Adjustments Report           3.3.1
                  Purchase Price                             3.1
                  Retained Employees                       7.3.1
                  SEC                                        7.1
                  Seller Damages                            11.6
                  Taking                                 12.18.2
                  Transaction Documents                      5.2

SECTION 2.        SALE OF ASSETS.

                  Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers will sell, transfer, assign and deliver to Buyer, and Buyer will purchase from Sellers, all of each Seller's rights, titles and interests in, to and under the Assets free and clear of all Encumbrances except for Permitted Encumbrances. All the Assets are intended to be transferred to Buyer, whether or not described in the Schedules.

SECTION 3.        CONSIDERATION.

                  3.1 Purchase Price. Subject to the satisfaction or waiver of Buyer's closing conditions set forth in Sections 8.1 and 8.2, at Closing Buyer will pay to Sellers total cash consideration of Thirty-Four Million Five Hundred Thousand Dollars ($34,500,000) subject to adjustment pursuant to this Section 3 ("Purchase Price"). The Purchase Price is subject to adjustment as provided in Sections 3.2 and 3.3 and will be adjusted downward by One Thousand Six Hundred Five Dollars ($1,605.00) for each EBS less than 21,500 EBS as of the end of the month prior to the Closing Date. The Purchase Price shall be allocated to TCI Vermont in the amount of Eight Million One Hundred Thousand Dollars ($8,100,000) and to WestMarc in the amount of Twenty Six Million Four Hundred Thousand Dollars ($26,400,000) (to be ratably adjusted to reflect adjustments to the Purchase Price). The Buyer and Sellers shall mutually agree upon the allocation of the Purchase Price among the Assets for all purposes (including financial, accounting and tax purposes). Sellers and Buyer shall each file their respective tax returns, including IRS Form 8594, in a manner consistent with the agreed upon allocations. Neither Sellers nor Buyer shall revoke or amend IRS Form 8594 without the written consent of the other party.

                  3.2 Adjustments to Purchase Price. The Purchase Price will be adjusted as follows:

                       3.2.1 Adjustments on a pro rata basis as of the Adjustment Time will be made for all prepaid expenses (but only to the extent the full benefit thereof will be realizable by Buyer within 12 months after the Adjustment Time), accrued expenses (including real and personal property taxes), prepaid income, subscriber prepayments and accounts receivable related to the Business, all as determined in accordance with GAAP consistently applied, and to reflect the principle that all expenses and income attributable to the Business for the period prior to the Adjustment Time are for the account of Sellers, and all expenses and income attributable to the Business for the period after the Adjustment Time are for the account of Buyer except that there shall be no adjustment for, and Sellers shall remain solely liable with respect to, all Excluded Liabilities. Sellers will receive no credit for any subscriber accounts receivable (i) any portion of which is 90 days or more past due as of the Adjustment Time or (ii) from subscribers whose accounts are inactive and Sellers shall remit to Buyer from and after the Adjustment Time all payments received by Sellers in respect of the accounts receivable.

                       3.2.2 Buyer's account shall be credited for the amount of all advance payments to, or funds of third parties on deposit with, either Seller as of the Adjustment Time, relating to the Business, including advance payments and deposits by subscribers served by the Business for converters, encoders, decoders, cable television service and related sales. Buyer's account shall be credited for the economic value of all accrued vacation time credited to the Hired Employees as of the Adjustment Time pursuant to Section 7.3.6(a), where economic value is the amount equal to the cash compensation that would be payable to each such employee at his or her current level of compensation for a period equal to such employee's accrued vacation.

                       3.2.3 The Purchase Price will be adjusted, if necessary as contemplated by Section 7.4.2.

                  3.3 Determination of Adjustments. Preliminary and final adjustments to the Purchase Price will be determined as follows:

                       3.3.1 Not later than a date Sellers reasonably believe is at least 10 Business Days prior to the Closing Date, Sellers will deliver to Buyer a report (the "Preliminary Adjustments Report"), certified as to completeness and accuracy by each Seller, showing in detail the preliminary determination of the adjustments referred to in Section 3.1 and Section 3.2, which are calculated as of the Adjustment Time (or as of any other time agreed by the parties) and any documents substantiating the adjustments proposed in the Preliminary Adjustments Report. The Preliminary Adjustments Report will include a complete list of subscribers, a detailed calculation of the number of Equivalent Basic Subscribers and a schedule setting forth advance payments made to or by each Seller and deposits made by each Seller, as well as accounts receivable information relating to the Business (showing sums due and their respective aging as of the Adjustment Time). Each Seller also will furnish to Buyer its billing report for the most current period as of the Adjustment Time. Following receipt of such Preliminary Adjustments Report and supporting information as Buyer shall reasonably request, Buyer shall have five Business Days to review such Preliminary Adjustments Report and supporting information and to notify Sellers of any disagreements with Sellers' estimates. If Buyer provides a notice of disagreement with Sellers' estimates of the adjustments referred to in Section 3.1 or Section 3.2 within such five Business Day period, Buyer and Sellers shall negotiate in good faith to resolve any such dispute and to reach an agreement prior to the Closing on such estimated adjustments as of the Adjustment Time. The estimate so agreed upon by Buyer and Sellers (or if Buyer fails to provide a notice of disagreement with Sellers' estimates of such adjustments within the time provided) the estimates of such adjustments set forth in the Preliminary Adjustments Report initially delivered by Sellers to Buyer shall be the basis for determining the adjusted Purchase Price which shall be paid to Sellers at Closing (the "Base Purchase Price"). Any disagreements that may exist with respect to the Preliminary Adjustments Report, if any, shall be resolved in connection with the preparation of the Final Adjustments Report pursuant to Sections 3.3.2 and 3.3.3.

                       3.3.2 Within 60 days after the Closing, Sellers will deliver to Buyer a report (the "Final Adjustments Report"), similarly certified by each Seller, showing in detail the final determination of all adjustments which were not calculated as of the Adjustment Time and containing any corrections to the Preliminary Adjustments Report, together with any documents substantiating the adjustments proposed in the Final Adjustments Report or reasonably requested by Buyer. Buyer will provide Sellers with reasonable access to all records which Buyer has in its possession and which are necessary for Sellers to prepare the Final Adjustments Report.

                       3.3.3 Within 30 days after receipt of the Final Adjustments Report, Buyer will give Sellers written notice of Buyer's objections, if any, to the Final Adjustments Report. If Buyer makes any such objection, the parties will agree on the amount, if any, which is not in dispute within 30 days after Sellers' receipt of Buyer's notice of objections to the Final Adjustments Report. Any undisputed amount shall be payable within three Business Days after agreement on the undisputed portion of the Final Adjustments Report. Any amounts which remain disputed after such 30 day period may be submitted by Sellers, on the one hand, or Buyer, on the other hand, by written notice to the other party, to a mutually acceptable Big Six accounting firm, as that term is currently understood in the accounting industry, whose determination will be conclusive and binding on the parties and shall be made as soon as practicable after the date of submission. Sellers and Buyer will bear equally the fees and expenses payable to such firm in connection with such determination. The payment required after determination of all disputed amounts will be made by the responsible party by wire transfer of immediately available funds to the other party within three Business Days after the final determination.

SECTION 4.        ASSUMED LIABILITIES AND EXCLUDED ASSETS.

                  4.1 Assignment and Assumption. As of the Closing Buyer will assume and after the Closing will pay, discharge and perform the following (the "Assumed Liabilities"): (a) Sellers' obligations to subscribers of the Business for (i) subscriber deposits held by Sellers as of the Adjustment Time and which are refundable, in the amount for which Buyer received credit under Section 3.2,
(ii) subscriber advance payments held by Sellers as of the Adjustment Time for services to be rendered by a System after the Adjustment Time, in the amount for which Buyer received credit under Section 3.2 and (iii) the delivery of cable television service to subscribers of the Business after the Adjustment Time; and
(b) obligations accruing and relating to the Systems and the period after the Adjustment Time under Governmental Permits listed on Schedule 2 (to the extent that such Governmental Permits are transferred to Buyer at Closing and excluding Governmental Permits listed on Schedule 10) and Seller Contracts listed on
Schedule 3 and Schedule 6 (to the extent such Seller Contracts are assigned to Buyer at Closing and excluding Seller Contracts listed on Schedule 10). Buyer will not assume or have any responsibility for any liabilities or obligations of Seller other than the Assumed Liabilities. In no event will Buyer assume or have any responsibility for any liabilities or obligations (i) associated with the Excluded Assets, or (ii) relating to any claims or pending litigation or proceedings relating to the Business prior to the Closing, or (iii) under capitalized leases or other financing arrangements (it being understood that Sellers shall satisfy all such capitalized and financing leases with respect to any of the Assets and obtain good title thereto so that such Assets shall be transferred to Buyer at Closing free of any interest of the lessors and otherwise in accordance with this Agreement), or
(iv) incurred after the date of this Agreement in violation of either Seller's covenants made in this Agreement, or (v) under any Seller's or Seller's Affiliate's employee pension, retirement or other benefit plan or collective bargaining agreement except for such liabilities or obligations assumed by Buyer pursuant to Section 7.3 or (vi) except for such liabilities or obligations assumed by Buyer pursuant to Section 7.3. any obligation to any employee or former employee of either Seller or any Affiliate of either Seller for salary, wages or other employee compensation or benefits, including, without limitation, severance benefits, vacation time or sick leave related to such period of time the employee was employed by such Seller or any such Affiliate, however, arising (including by virtue of the consummation of the transactions contemplated by this Agreement), or (vii) except to the extent that the Purchase Price is adjusted in favor of Buyer as provided in Section 3.2, and except as specifically set forth herein, relate to the Business or otherwise arise out of actions of either Seller prior to the Adjustment Time (such excluded obligations and liabilities being sometimes collectively referred to herein as the "Excluded Liabilities").

                  4.2 Excluded Assets. The Excluded Assets, which will be retained by Sellers, will consist of the following: (a) programming contracts, retransmission consent agreements and pole attachment agreements (except for any of the foregoing set forth on Schedule 3); (b) Employee Benefit Plans; (c) subject to Section 12.18 hereof, insurance policies and rights and claims thereunder; (d) bonds, letters of credit, surety instruments and other similar items; (e) cash and cash equivalents and notes receivable; (f) Sellers' trademarks, trade names, service marks, service names, logos and similar proprietary rights; (g) Sellers' rights under any agreement governing or evidencing an obligation of either Seller for borrowed money; (h) Seller Contracts for subscriber billing and all CSG equipment; (i) all equipment owned or utilized by TCI Satellite Entertainment, Inc. (a/k/a "Primestar by TCI") and which is enumerated on Schedule 10 (j) ad sales equipment owned by Adelphia Communications, Inc.; and (k) the assets described on Schedule 10.

SECTION 5.        REPRESENTATIONS AND WARRANTIES OF SELLERS.

                  Each Seller, jointly and severally, represents and warrants to Buyer, as of the date of this Agreement as follows:

                  5.1 Organization and Qualification. TCI Vermont is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. WestMarc Joint Venture is a general partnership, validly existing and in good standing under the laws of the State of Colorado. Each Seller has all requisite corporate or partnership (as the case may be) power and authority to own, lease and use the Assets owned, leased or used by it and to conduct the Business as it is currently conducted. Each Seller is qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of the Assets owned, leased or used by it or the nature of its activities makes such qualification necessary, except in any such jurisdiction where the failure to be so qualified and in good standing would not have a material adverse effect on either Seller, the Business, the Assets or the Systems or on the ability of either Seller to perform its obligations under this Agreement. Schedule 1 lists each Person which owns a partnership interest in WestMarc. Schedule 1 sets forth (i) all of the fictitious and trade names which each Seller has used or is currently using in connection with the Business and, to the best of each Seller's knowledge, all fictitious and trade names used by any prior owner or operator of the Assets in the past five (5) years in connection with the business of the Systems, and (ii) the location of the principal office of each Seller.

                  5.2 Authority and Validity. Each Seller has all requisite corporate or partnership (as the case may be) power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and all other documents and instruments to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents") to which it is a party. The execution and delivery by each Seller of, the performance by each Seller of its obligations under, and the consummation by each Seller of the transactions contemplated by, this Agreement and the Transaction Documents to which such Seller is a party have been duly and validly authorized by all necessary action by or on behalf of TCI Vermont and WestMarc. This Agreement has been, and when executed and delivered by Sellers the Transaction Documents will be, duly and validly executed and delivered by each Seller and the valid and binding obligations of each Seller, enforceable against each Seller in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

                  5.3 No Conflict; Required Consents. Subject to receipt of the Required Consents which are listed on Schedule 4 and subject to the requirements of the HSR Act, the execution and delivery by each Seller, the performance of each Seller under, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which such Seller is a party do not and will not: (a) conflict with or violate any provision of the charter or bylaws of TCI Vermont or the partnership agreement of WestMarc; (b) violate any provision of any Legal Requirement; (c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with any Governmental Authority or other Person; or (d) (i) conflict with, violate, result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof), (ii) permit or result in the termination, suspension or modification of, or (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of either Seller under any Seller Contract or other instrument evidencing any of the Assets or by which either Seller or any of its assets is bound or affected except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate, have a material adverse effect on any System, the Business or Sellers or on the ability of either Seller to perform its obligations under this Agreement or the Transaction Documents to which such Seller is a party, or (e) result in the creation or imposition of any Encumbrance upon any of the Assets.

                  5.4 Assets. Each Seller has exclusive, good and marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) the Assets owned or leased by such Seller (other than Real Property, as to which the representations and warranties in Section 5.7 apply). The Assets are free and clear of all Encumbrances, except (a) Permitted Encumbrances and (b) Encumbrances described on Schedule 7, all of which will be terminated, released or, in the case of rights of refusal listed on Schedule 7, waived, as appropriate, at or prior to the Closing. Except as described on Schedules 3 or 5, none of the Equipment is leased by Sellers from any other Person. All the Equipment is in good operating condition and repair (ordinary wear and tear excepted) and is suitable and adequate for continued use in the manner in which it is presently used. The Assets constitute all the assets necessary to permit Buyer to conduct the Business and to operate the Systems substantially as they are being conducted and operated on the date of this Agreement and in compliance with all Legal Requirements, Governmental Permits and Seller Contracts and to perform all the Assumed Liabilities.

                  5.5 Governmental Permits. All Governmental Permits (including expiration dates) and to the knowledge of Sellers each document relating thereto or comprising a part thereof are listed by name and date on Schedule 2 or
Schedule 10. Complete and correct copies of all such Governmental Permits documents have been delivered by Sellers to Buyer. Except as set forth on Schedule 2, each Governmental Permit is in full force and effect and is valid under all applicable Legal Requirements according to its terms and the Seller party to each such Governmental Permit is not and, to such Seller's knowledge, the other party thereto is not, in breach or default of any terms or conditions thereunder. Except as set forth in Schedule 2, there is no legal action, proceeding or investigation, pending or threatened, to terminate, suspend or modify any Governmental Permit and each Seller is in compliance with the terms and conditions of all the Governmental Permits to which such Seller is a party and with other applicable requirements of all Governmental Authorities (including the FCC, United States Copyright Office and the Register of Copyrights) relating to the Governmental Permits or the Business, including all requirements for notification, filing, reporting, posting and maintenance of logs and records. Neither Seller has made (and to each Seller's best knowledge, no prior holder has made) any commitments (oral or written) to any Governmental Authority with respect to the Business or Systems other than those contained in the Governmental Permits documents listed on
Schedule 2. Except as set forth on Schedule 2, no upgrade, modification or rebuild is required for the Systems to comply with the corresponding Governmental Permits or applicable Legal Requirements.

                  5.6 Seller Contracts. All Seller Contracts are described on
Schedule 3, Schedule 6 or Schedule 10. Complete and correct copies of all Seller Contracts, including all instruments pertaining to the Real Property or Sellers' interests therein, have been delivered by Sellers to Buyer. Except as noted on Schedules 3 and 6, each Seller Contract is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of the Seller party thereto and to the knowledge of Sellers each other party thereto and such Seller is not and to such Seller's knowledge each other party thereto is not, in breach or default of any terms or conditions thereunder.

                  5.7 Real Property.

                       5.7.1 All the Assets consisting of Real Property interests are described on Schedule 6. Except as otherwise disclosed on Schedule 6, each Seller holds good, marketable and indefeasible fee simple title to the Real Property shown as being owned by each Seller on Schedule 6 and the valid and enforceable right to use and possess such Real Property, subject only to the Permitted Encumbrances. Each Seller has valid and enforceable leasehold interests and, to the knowledge of Sellers, enforceable rights to nondisturbance and quiet enjoyment in Real Property shown as being leased by such Seller on
Schedule 6 and, with respect to other Real Property not owned or leased by such Seller, such Seller has the valid and enforceable right to use all such other Real Property pursuant to the easements, licenses, rights-of-way or other rights described on Schedule 6, subject only to Permitted Encumbrances. Except for routine repairs, all of the material improvements, leasehold improvements and the premises of the Real Property are in good condition and repair and are suitable for the purposes used. The current use and occupancy of the Real Property do not constitute nonconforming uses under any applicable zoning Legal Requirements.

                       5.7.2 The documents delivered by Sellers to Buyer as evidence of each Seller Contract that is a lease of Real Property constitute the entire agreement with the landlord in question. There are no leases or other agreements, oral or written, granting to any Person other than the rightful Seller the right to occupy or use any Real Property or, to the knowledge of each Seller, the right to foreclose upon such Seller's leasehold interest, except as described on Schedule 2 or Schedule 6. All easements, rights-of-way and other rights appurtenant to, or which are necessary for the rightful Seller's current use of, any Real Property are valid and in full force and effect, and such Seller has not received any notice with respect to the termination, breach or impairment of any of those rights. Except for routine repairs, all of the material improvements, leasehold improvements and the premises of the Real Property are in good condition and repair and are suitable for the purposes used.
                  5.8 Environmental Matters.

                       5.8.1 Each Seller has complied with, and to the best of each Seller's knowledge, the Real Property currently complies with and has previously been operated in compliance with, all Environmental Laws. Neither Seller has discovered, been made aware of, generated, released, stored, used, treated, handled, discharged or disposed of any Hazardous Substances at, on, under, in or about, or in any other manner affecting, any Real Property, transported any Hazardous Substances to or from any Real Property or discharged any Hazardous Substances from any Real Property into any body of water, directly or indirectly or caused to be undertaken any other activities relating to the Real Property which would support a claim or cause of action under any Environmental Law, and, to each Seller's best knowledge, no other present or previous owner, tenant, occupant or user of any Real Property or any other Person has committed or suffered any of the foregoing. To the best of each Seller's knowledge, no release of Hazardous Substances outside the Real Property has entered or threatens to enter any Real Property, nor is there any pending or threatened claim based on Environmental Laws which arises from any condition of the land surrounding any Real Property. No claim or investigation based on Environmental Laws which relates to any Real Property or any operations on it
(a) has
been asserted or conducted in the past or is currently pending against or with respect to either Seller or, to each Seller's best knowledge, any other Person, or (b) is threatened or contemplated.

                  5.9 Compliance with Legal Requirements.

                       5.9.1 The ownership, leasing and use of the Assets as they are currently owned, leased and used and the conduct of the Business and the operation of the Systems as they are currently conducted and operated do not violate or infringe, in any material respect any Legal Requirement (except that this sentence shall not apply to any Legal Requirements described in Section 5.5, 5.8, 5.9.3 and 5.9.4 as to which the representations and warranties set forth in those subsections shall apply).

                       5.9.2 Except as set forth on Schedule 2 with respect to the State of Vermont Public Service Board's failure to renew certain Governmental Permits notwithstanding Sellers' timely renewal request in respect thereof, a valid request for renewal has been duly and timely filed under
Section 626 (a) of the Cable Communications Policy Act of 1984, as amended, with the proper Governmental Authority with respect to applicable Governmental Permits with franchising authorities that have expired prior to or will expire within 36 months after the date of this Agreement.

                       5.9.3 Each Seller has complied, and the Business is in compliance, in all material respects, with (i) the specifications set forth in
Part 76, Subpart K of the rules and regulations of the FCC, (ii) Section 111 of the U.S. Copyright Act of 1976, as amended, and the applicable rules and regulations thereunder and the applicable rules and regulations of the U.S. Copyright Office, the Register of Copyrights, the Copyright Royalty Tribunal and
(iii) the Communications Act of 1934 as amended, and the rules and regulations thereunder, including any provisions thereof pertaining to signal leakage, to utility pole make ready and to grounding and bonding of cable television systems (in each case as the same is currently in effect).

                       5.9.4 Notwithstanding the foregoing, each Seller has used its best efforts to comply in all material respects with the provisions of the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996 and the FCC rules and regulations promulgated thereunder (collectively, as amended, the "1992 Cable Act" and the "Telecommunications Act", respectively) as such Legal Requirements relate to the operation of the Business. All broadcast television station signals carried on any of the Systems are being carried either pursuant to a valid must carry election or a retransmission consent agreement authorizing the retransmission of the station's signal and there is no dispute (or valid basis therefor) with respect to the carriage (or channel position) or non-carriage of any broadcast station by the Systems and each Seller has complied in all other material respects with the must carry and retransmission consent provisions of the 1992 Cable Act. Seller has used its best efforts to establish rates charged to subscribers, effective since September 1, 1993, that are permitted (except as would not have a material adverse effect on such rates) under rules and regulations promulgated under the 1992 Cable Act and the Telecommunications Act and any authoritative interpretation thereof now or then in effect, whether or not such rates are or were subject to regulation at that date by any Governmental Authority, including any local franchising authority and/or the FCC, unless such rates were not subject to regulation pursuant to a specific exemption from rate regulation contained in the 1992 Cable Act and the Telecommunications Act other than the failure of any franchising authority to have been certified to regulate rates or the failure of a valid rate complaint to have been filed with the FCC. Sellers have made available to Buyer complete and correct copies of all FCC Forms 393, 1200, 1205, 1210, 1215 and 1240 relating to rate regulation generally or specific rates charged to customers of the Systems subject to regulation. Except as disclosed in Schedule 1 or Schedule 8, there have been no Rate Orders with respect to the Systems and there are no pending or unresolved Rate Regulatory Matters.

                       5.9.5 Neither Seller has received any notice of any violation by such Seller or the Business of any Legal Requirement applicable to such Seller, the Business or the Systems or any notice or inquiry from the United States Copyright Office concerning its copyright filings, statements of account or royalty payments or any notice from any other Person to the effect that the conduct of the Business or operations of the Systems as currently conducted infringes on the rights of any Person and to such Seller's best knowledge, there is no basis for the allegation of any such violation, notice or inquiry.

                       5.9.6 Other than as disclosed in Schedule 2, Sellers are not party to any leased commercial access agreement and have not received any request or demand to lease channel capacity on any of the Systems pursuant to
Section 612 of the Communications Act of 1934, as amended. Sellers have delivered true and complete copies to Buyer of all correspondence relating to leased commercial access on the Systems, all leased commercial access agreements relating to the Systems and all leased access rate cards for the Systems.

                  5.10 Patents, Trademarks and Copyrights. Each Seller has timely and accurately made all requisite filings and payments with the United States Copyright Office and Register of Copyrights. Sellers have delivered to Buyer complete and correct copies of all current reports and filings, and all reports and filings for the past five years, made or filed pursuant to copyright rules and regulations with respect to the Business. Neither Seller possesses any patent, patent right, trademark or copyright or is a party to any license or royalty agreement with respect to any patent, trademark or copyright except for licenses respecting program material and obligations under the Copyright Act of 1976, as amended, applicable to cable television systems generally. The Business and the System have been operated in such a manner so as not to violate or infringe upon the rights of, or give rise to any colorable claim of any Person for copyright, trademark, service mark, patent, license, trade secret infringement or the like.

                  5.11 Legal Proceedings. Except as set forth on Schedule 8, there is no judgment or order outstanding, or any action, claim, suit, proceeding, arbitration, investigation, hearing by or before any Governmental Authority or any private arbitration tribunal pending, or to each Seller's best knowledge, threatened, involving or affecting all or any part of the Assets, Business or Sellers.

                  5.12 Tax Returns; Other Reports. Each Seller has duly and timely filed in correct form all federal, state and local income, franchise, sales, use, property, excise, payroll, unclaimed property and other tax returns and all other reports (whether or not relating to taxes) required to be filed by such Seller and has timely paid all taxes, fees and assessments of whatever nature due and payable by such Seller the failure of which to be filed or paid could affect, or result in the imposition of an Encumbrance upon, the Assets or that could impose on Buyer any transferee liability for any taxes, penalties or interest due or to become due from either Seller in regard to tax liabilities of the Sellers arising before the Closing Date, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. Except as set forth on Schedule 8, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income tax return for any period, and except as set forth on Schedule 8, there are no tax audits pending. Neither Seller has received any notice of, nor does either Seller have any knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any Governmental Authority which could affect, or result in the imposition of an Encumbrance upon, the Assets or that could impose on Buyer any transferee liability for any taxes, penalties or interest due or to become due from either Seller in regard to tax liabilities of either of the Sellers arising before the Closing Date.

                  5.13 Employment Matters.

                       5.13.1 Schedule 9 contains a complete and correct list of names and positions of all employees of each Seller engaged in the Business. Upon request of Buyer,

Sellers will promptly provide Buyer with the current hourly wages or monthly salaries and other compensation of each employee identified on Schedule 9. Each Seller has complied in all respects with all Legal Requirements relating to the employment of labor, including WARN, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), continuation coverage requirements with respect to group health plans, and those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of taxes.

                       5.13.2 Each "employee benefit plan" or "multiemployer plan" (as those terms are defined in ERISA) maintained by either Seller or any Affiliate of either Seller is set forth on Schedule 9 (the "Employee Benefit Plans"). Neither Seller nor its ERISA Affiliates is in violation of any provision of ERISA. No "reportable event," (as defined in Section 4.43 of ERISA) has occurred and is continuing with respect to any Employee Benefit Plan. No "prohibited transaction," within the meaning of Title I of ERISA, has occurred with respect to any such Employee Benefit Plan, and no "accumulated funding deficiency" or "withdrawal liability" (both as defined in Title IV of ERISA) exists with respect to any such Employee Benefit Plan. After the Closing, Buyer will not be required, under ERISA, the Code or any collective bargaining agreement, to establish, maintain or continue any Employee Benefit Plan currently maintained by either Seller or any of its ERISA Affiliates.

                       5.13.3 Neither Seller is a party to any collective bargaining agreements or has recognized or agreed to recognize or has any duty to bargain with any labor organization or collective bargaining unit. Except as set forth on Schedule 9, there are not pending any unfair labor practice charges against either Seller, any demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by either Seller. To each Seller's best knowledge, its employees are not engaged in organizing activity with respect to any labor organization. Neither Seller has any employment agreement, either written or oral, express or implied, that would require Buyer to employ any Person after the Closing Date.

                  5.14 Subscriber Numbers. As of the Closing Date, the Business will have no fewer than 21,000 EBSs. Schedule 1 sets forth, with respect to each franchise area (or other service area) in each System, the number of EBSs (including the number of basic EBSs and bulk EBSs) and the number of Pay Units in such area as of March 31, 1997, the most recent practicable date for which such information is available. Schedule 1 also lists all of each Seller's standard, non-discounted, non-bulk rates and charges for each franchise area (or other service area) at the date of this Agreement, together with all discounts offered or applied to all such rates and charges.

                  5.15 Finders and Brokers. Neither Seller has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyer could be liable.

                  5.16 Systems and Business Information. Schedule 1 lists each of the Systems, each community served thereby, the channel lineup for each System (including the basis for carriage of each broadcast signal) and the respective bandwidth capabilities and channel capacity for each System. Sellers have delivered to Buyer a description of the marketing programs, subscriber installation policies and collection practices in effect for the Business as of the date of this Agreement.

                  5.17 Financial Statements. Sellers have delivered to Buyer complete and correct copies of an unaudited balance sheet and related statement of income for the Systems, on a system by system basis, for and as of the years ended 1993, 1994, 1995 and 1996 and the quarter ended March 31, 1997 (collectively, the "Systems Financial Statements"). The Systems Financial Statements were prepared from the books and records of Sellers with respect to the Systems and were prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby and present fairly, in all material respects, the Systems' financial position and results of operations, on a system by system basis, as of the dates and for the periods indicated, subject only to standard year-end adjustments (none of which was or would be material in amount) and the omission of footnotes. The unaudited balance sheets included in the Systems Financial Statements for the year ended 1996 is herein called the Systems Balance Sheet. At the date of the Systems Balance Sheet, neither Seller had any liability or obligation with respect to the Systems, whether accrued, absolute, fixed or contingent (including liabilities for taxes or unusual forward or long-term commitments), required by GAAP to be reflected or reserved against therein that were not fully reflected or reserved against on the Systems Balance Sheet, other than liabilities included in current liabilities, and none of which was or would be material to the Business, financial condition or results of operations of the Systems, nor to either Seller's best knowledge, does any aspect of the Business form a basis for any claim by any Person which, if asserted, could result in a liability not disclosed by or reserved against in the Systems Balance Sheet. Since the date of the Systems Balance Sheet, Sellers have conducted the Business in the ordinary and usual course consistent with past practices in all material respects, and there has not occurred any material adverse change in the Business, the Assets or the Systems.

SECTION 6.        BUYER'S REPRESENTATIONS AND WARRANTIES.

                  To induce Sellers to enter into this Agreement, Buyer represents and warrants to Sellers, as of the date of this Agreement as follows:

                  6.1 Organization and Qualification. Buyer is a limited partnership, validly existing under the laws of the State of Delaware and has all requisite partnership power and authority to own, lease and use the assets owned, leased or used by it and to conduct its business as it is currently conducted. Buyer is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of the assets owned, leased or used by it or the nature of Buyer's activities makes such qualification necessary, except in any such jurisdiction where the failure to be so qualified and in good standing would not have a material adverse effect on Buyer or on the ability of Buyer to perform its obligations under this Agreement.

                  6.2 Authority and Validity. Buyer has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party. The execution and delivery by Buyer of, the performance by Buyer of its obligations under, and the consummation by Buyer of the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party have been duly and validly authorized by all necessary action by or on behalf of Buyer. This Agreement has been, and when executed and delivered by Buyer the Transaction Documents will be, duly and validly executed and delivered by Buyer and the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

                  6.3 No Conflicts; Required Consents. Subject to receipt of the Required Consents as described on Schedule 4 and the requirements of the HSR Act, the execution and delivery by Buyer, the performance of Buyer under, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents to which Buyer is a party will not (a) violate any provision of the partnership agreement or other organizational documents of

Buyer, (b) violate any Legal Requirement, (c) require any consent, approval or authorization of, or filing with or notice to, any other Person (other than such consents of lenders and limited partners of Buyer as have already been obtained) or (d) (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (ii) permit or result in the termination, suspension, modification of,
(iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under, any instrument or other agreement to which Buyer is a party or by which Buyer or any of its assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have a material adverse effect on Buyer or on the validity, binding effect or enforceability of this Agreement.

                  6.4 Finders and Brokers. Buyer has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Sellers could be liable.

                  6.5 Financial Statements Buyer has delivered to Sellers complete and correct copies of its (a) audited balance sheets and related statements of income, equity and cash flows for and as of the years ended 1995 and 1996 and all notes and schedules thereto and (b) the unaudited balance sheet of Buyer, and the related unaudited statement of income for the quarter ended March 31, 1997 (collectively, the "Financial Statements"). The Financial Statements were prepared from the books and records of Buyer and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, Buyer's financial position, results of operations and changes in financial position as of the dates and for the periods indicated, subject in the case of the unaudited Financial Statements only to standard year-end adjustments (none of which will be material in amount) and the omission of footnotes. The audited balance sheet as of December 31, 1996 is herein called the Buyer Balance Sheet. At the date of the Buyer Balance Sheet, Buyer had no liability or obligation, whether accrued, absolute, fixed or contingent (including liabilities for taxes or unusual forward or long-term commitments), required by GAAP to be reflected or reserved against therein that were not fully reflected or reserved against on the Buyer Balance Sheet, other than liabilities included in current liabilities, and none of which was or would be material to the business, financial condition or results of operations of Buyer, nor to Buyer's best knowledge does any aspect of its business form a basis for any claim by any Person which, if asserted, could result in a liability not disclosed by or reserved against in such Buyer Balance Sheet.

                  6.6 Disclaimer of Warranty Buyer acknowledges and agrees that Sellers shall not be liable for or bound in any manner by, and Buyer has not relied upon, any express or implied, oral or written, information, warranty, guaranty, promise, statement, inducement, or representation pertaining to the Business, the Assets and operations, prospects, income, expense, or liabilities of the Business or the Systems except as is expressly set forth in Section 5, elsewhere in this Agreement, the Transaction Documents or in the Schedules. Buyer has conducted its own inspection of the Business and the Systems to its own satisfaction and has independently investigated, analyzed, and appraised the condition, value, prospects, and profitability thereof and the risk associated therewith.

SECTION 7.        ADDITIONAL COVENANTS.

                  7.1 Access to Premises and Records. Between the date of this Agreement and the Closing Date, Sellers will give Buyer and its counsel, accountants and other representatives full access, at times when a Seller is present (if Sellers elect to be present), to all the premises and books and records of the Business and to all the Assets and to the System personnel provided that Buyer shall conduct its due diligence in a manner so as not to unreasonably interfere with the operation of the Business and will furnish to Buyer and such representatives all such documents, financial information, and other information regarding the Business and the Assets as Buyer from time to time reasonably may request. In addition, from and after the execution of this Agreement (or May 15, 1997, whichever is later) Sellers shall give Buyer and its counsel, accountants and other authorized representatives reasonable access to Sellers' financial and other books and records and Sellers' employees, counsel, accountants and other representatives for the purpose of complying with applicable legal requirements, including preparing and auditing such Seller financial statements as Buyer determines, in its judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets, as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Buyer shall pay the cost of the audit of any such Seller financial statements.

                  7.2 Continuity and Maintenance of Operations; Financial Statements. Except as Buyer may otherwise consent in writing, between the date of this Agreement and the Closing:

                       7.2.1 Each Seller will conduct the Business and operate the Systems only in the usual, regular and ordinary course consistent with past practices (including making capital expenditures and fulfilling installation requests in the ordinary course with respect to the

Business) and will (a)comply with all franchise terms and conditions from the date of this Agreement until the Closing Date, (b) preserve its current business intact, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with such Seller relating to the Business unless Buyer requests otherwise, (c) keep available the services of its employees and agents providing services in connection with the Business and (d) continue making marketing, advertising and promotional expenditures in the ordinary course with respect to the Business.

                       7.2.2 Each Seller will maintain the Assets in good repair, order and condition, will maintain in full force and effect, policies of insurance with respect to the Business in such amounts and with respect to such risks as customarily maintained by operators of cable television systems of the size and geographic location as the Systems and will maintain its books, records and accounts in the usual, regular and ordinary manner on a basis consistent with past practices. Neither Seller will itself or will permit any of its officers, directors, shareholders, agents or employees to, pay any of such Seller's subscriber accounts receivable (other than for their own residences) prior to the Closing Date. Each Seller will continue to implement its procedures for disconnection and discontinuance of service to subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement.

                       7.2.3 Neither Seller will (a) sell, transfer or assign any portion of the Assets or permit the creation of any Encumbrance on any Asset, (b) modify, terminate, renew, suspend or abrogate any Governmental Permits, Seller Contracts or any other contract or agreement (other than those constituting Excluded Assets), (c) enter into any contract or commitment or incur any indebtedness or other liability or obligation of any kind relating to any System or the Business involving an expenditure in excess of $50,000, (d) take or omit to take any action that would result in any of its representations or warranties in this Agreement or in any Transaction Document not being true and correct when made or as of the Closing, (e) engage in any marketing, subscriber installation or collection practices that are inconsistent with its past practices, or (f) implement any increase or decrease in the rates charged to customers of the Systems or implement any channel line-up changes or implement any programming retiering or repackaging, except as required by any applicable laws or with Buyer's consent (which shall not be unreasonably withheld). Sellers will reimburse the Buyer in connection with any credits due to subscribers after the Closing as a result of Sprint promotions by the Sellers, and Buyer agrees to credit such amounts to subscribers.

                       7.2.4 Each Seller promptly will deliver to Buyer true and complete copies of (i) operating reports and any reports with respect to the operations of the Business prepared by or for such Seller at any time from the date of this Agreement to the Closing Date and prior to the date of submission to the appropriate Governmental Authority and (ii) within 30 days after the end of each quarter ending between the date of this Agreement and the Closing Date an operating income statement for the Business, which shall be prepared from the books and records of the Sellers with respect to the Business and in accordance with GAAP and shall present fairly, in all material respects, the operating income of the Systems for the periods indicated, subject only to standard year-end adjustments (none of which will be material in amount) and the omission of footnotes. Buyer shall provide to Sellers its quarterly Financial Statements (as soon as they are prepared after each quarter) between the date of this Agreement and the Closing.

                       7.2.5 The appropriate Seller will duly and timely file a valid notice of renewal under Section 626 of the Cable Communications Policy Act of 1984 with the appropriate Governmental Authority with respect to all cable television franchises of the Business that will expire within 36 months after any date between the date of this Agreement and the Closing Date.

                       7.2.6 Sellers will (i) take all actions required by applicable Legal Requirements with respect to the proposed increase to the rates to be charged to the customers of the Systems, (ii) provide all information reasonably requested by any Governmental Authority with respect to such proposed rate increases, and (iii) take all reasonable actions to defend and support the past, current and proposed rates charged or to be charged to the customers of the Systems on a basis consistent with all applicable Legal Requirements. Sellers will furnish Buyer with any correspondence from or to any Governmental Authority in respect of the foregoing. In addition, in acknowledgment that it may be necessary for Buyer to defend and support the past, current and proposed rates charged or to be charged to the customers of the Systems (a "Rate Defense"), Sellers agree to provide to Buyer the following, promptly upon request: (i) complete and correct copies of all FCC Forms 393, 1200, 1205, 1210, 1215 and 1240 relating to rate regulation generally or specific rates charged to customers of the Systems that have been prepared by Sellers (either before or after the date of this Agreement) for filing with the appropriate Governmental Authorities; (ii) and, to the extent that Sellers have not completed such forms with respect to any community and/or any level or tier of cable television service because such forms have not been required to be filed with any Governmental Authority pursuant to applicable Legal Requirements, such other information, work papers and documents (including rate history information) in the possession of Sellers or any of its Affiliates and reasonably necessary for a Rate Defense, which information, work papers and documents shall be certified by an executive officer of the applicable Seller to be true, complete and accurate to the best of

Sellers' knowledge as of the date delivered. Each Seller will use (and cause its Affiliates to use) reasonable efforts to preserve such forms, information, work papers and documents.

                  7.3 Employee Matters.

                       7.3.1 Buyer may, but shall have no obligation to, employ or offer employment to any employee of the Business (other than Retained Employees). Not more than 60 days after the date of this Agreement, Sellers shall provide to Buyer a list of all employees of the Systems, as of a recent date, showing then-current positions, rates of compensation and dates of hire and indicating which of such employees each Seller desires to retain as its employees (the "Retained Employees"). Within 30 days after receipt of this list (or such later date as Buyer and Sellers may mutually agree to), Buyer will provide to Sellers in writing a list of employees Buyer or its Affiliates desires to employ following the Closing, which list shall not include any Retained Employees (the "Desired Employees"). Buyer shall notify Sellers prior to distributing offer notices to the Desired Employees and shall coordinate all hiring procedures relating to such Desired Employees with Sellers. Each Seller agrees to cooperate in all reasonable respects with Buyer to allow Buyer to evaluate and interview employees of the Business to make hiring decisions. As of the Adjustment Time, each Seller shall terminate the employment of all its employees who were employed incidental to the conduct of such Seller's Business other than Retained Employees.

                       7.3.2 Sellers will pay or cause to be paid to all employees employed in the Business all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions, profit sharing, vacation (other than vacation which is allowed to be carried over pursuant to Section 7.3.6(a)), sick pay and other compensation or benefits to which they are entitled for periods prior to the Adjustment Time, including, without limitation, all amounts, if any, payable on account of the termination of their employment as of the Adjustment Time.

                       7.3.3 Each Seller will be responsible for maintenance and distribution of benefits accrued under any employee benefit plan (as defined in ERISA) maintained by such Seller pursuant to the provisions of such plans. Buyer will not assume any obligation or liability for any such accrued benefits nor any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any employee benefit plans maintained by either Seller.

                       7.3.4 All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of Sellers or arising under any Legal Requirement affecting employees of Sellers incurred on or before the Adjustment Time or resulting from or arising from events or occurrences occurring or commencing on or before the Adjustment Time will remain the responsibility of Sellers, whether or not such employees are hired by Buyer after the Closing. Buyer will not have and assume any obligation or liability under or in connection with any such plan.

                       7.3.5 Each Seller will remain solely responsible for, and will indemnify and hold harmless Buyer from and against all Losses arising from or with respect to, all salaries and all severance, vacation (except for adjustments pursuant to Section 3.2.2), medical, sick, holiday, continuation coverage and other compensation or benefits to which its employees may be entitled, whether or not such employees may be hired by the Buyer, as a result of their employment by it prior to the Adjustment Time, the termination of their employment as of the Adjustment Time, the obligation, if any, to notify and/or bargain with any labor organization, the consummation of the transactions contemplated hereby or pursuant to any applicable Legal Requirement (including without limitation WARN) or otherwise relating to their employment prior to the Adjustment Time.

                       7.3.6 Notwithstanding anything to the contrary herein, Buyer will (a) credit each employee of Sellers (other than a Retained Employee) who is offered employment by Buyer prior to the Closing and becomes an employee of Buyer after the Closing (a "Hired Employee") the lesser of the amount of vacation accrued by him or her as an employee of Sellers through and including the Adjustment Time or the vacation permitted to be accrued by employees of Buyer in accordance with Buyer's standard practices (the economic value of which shall be credited to Buyer's account in accordance with Section 3.2.2. hereof);
(b) permit each Hired Employee to participate in Buyer's employee benefit plans to the same extent as similarly situated employees of Buyer and their dependents; and (c) give each hired employee credit for his or her past service with the Sellers as of the Adjustment Time (including past service with any prior owner or operator of seller) for purposes of eligibility and vesting under Buyer's employee benefit and other plans to the same extent as other similarly situated employees of Buyer except that for purposes of the Buyer's 401-k plan, Hired Employees shall be treated as employees of the Buyer who have been hired as of the Adjustment Time; and (d) not subject any Hired Employee to any waiting periods or limitations on benefits for pre-existing conditions under Buyer's employee benefit plans, including any group health plans, except to the extent such employees were subject to such limitations under Sellers' employee benefit plans.

                       7.3.7. If Buyer discharges without cause within 180 days after Closing any former employees of either Seller hired by Buyer at Closing, and such employees would have been entitled to severance payments pursuant to such Seller's severance benefits plan if such employees had been discharged without cause by such Seller in accordance with Section 7.3.1 and not hired by Buyer as of Closing, then Buyer shall pay severance benefits to such employees in accordance with such Seller's severance benefit plan to the extent such plan would have paid severance to any such employees.

                       7.3.8 Nothing in this Section 7.3 or elsewhere in this Agreement shall be deemed to make any employee of the parties a third party beneficiary of this Agreement.

                  7.4 Franchise Extensions; Franchise Renewals Required Consents.; Estoppel Certificates

                       7.4.1 Each Seller shall use its reasonable efforts to obtain, as promptly as possible a three year (from the Closing Date) extension (a "Franchise Extension") of each Governmental Permit that is expired as of the date of this Agreement (or that will expire prior to Closing) in form and substance satisfactory to Buyer. Sellers agree and acknowledge that Buyer's obligation in Section 7.4.2 to consent to a Franchise Renewal Requirement with respect to a Franchise Renewal does not extend to Franchise Extensions and that nothing in this Agreement (including Section 7.4.2) shall obligate Buyer to make any payment to any Governmental Authority or to any other Person in assisting Sellers in obtaining any Franchise Extension or to accept any adverse change in any Governmental Permit or to accept any adverse condition in any Required Consent with respect to a Governmental Permit in respect of which Sellers are seeking a Franchise Extension.

                       7.4.2 In the event either Seller fails to obtain a Franchise Extension that satisfies Section 7.4.1 with respect to such a Governmental Permit, each Seller will use its reasonable efforts to obtain, as promptly as possible and at its expense (except as set forth herein), a renewal of each Governmental Permit that is expired as of the date of this Agreement (or that will expire prior to Closing), each such renewed Governmental Permit (a "Franchise Renewal") to have a term that will expire not less than ten years after the Closing Date and otherwise in form and substance satisfactory to Buyer. Each Seller will use its reasonable efforts to obtain in writing, as promptly as possible (at its own expense pursuant to Section 12.17 hereof) all the Required Consents and any other consent, authorization or approval required to be obtained by such Seller in connection with the transactions contemplated by this Agreement, in form and substance satisfactory to Buyer and deliver to Buyer copies of such Required Consents and such other consents, authorizations or approvals promptly after they are obtained by such Seller. Buyer will cooperate with Sellers to obtain all Required Consents, Franchise Extensions and all Franchise Renewals, provided, however, that except as expressly provided below in this Section 7.4.2, Buyer shall have no obligation to (i) make any payment to any Governmental Authority or to any other Person in assisting Sellers in obtaining any of the Required Consents, Franchise Extensions or Franchise Renewals, or (ii) to accept any adverse change in any Governmental Permit (including any Franchise Extension or Franchise Renewal) or Seller Contract to be assigned to Buyer hereunder, or
(iii) to accept any adverse condition in any Required Consent with respect to any such Governmental Permit (including any Franchise Extension or Franchise Renewal) or Seller Contract, and neither Seller will agree to any such adverse change or adverse condition without Buyer's consent. Notwithstanding the foregoing, Sellers and Buyer hereby agree that to the extent that a Governmental Authority requires Buyer to agree that it will upgrade, modify or rebuild a System or provide public education and government facilities and equipment including institutional networks for a System (other than any such upgrade, modification, rebuild or programming that is required to bring a System into compliance with Sellers' existing Governmental Permits as currently in effect or with applicable Legal Requirements as currently in effect, which shall be the sole responsibility of Sellers) as a condition to obtaining a Franchise Renewal (any such condition, a "Franchise Renewal Requirement"), Buyer will consent to such Franchise Renewal Requirement to the extent that the costs and expenses that would be incurred in complying with such Franchise Renewal Requirements does not exceed $3,000,000 (it being understood that Buyer shall have no obligation to accept any such Franchise Renewal Requirements to the extent that the costs and expenses that would be incurred in complying with them would exceed $3,000,000), provided that Buyer shall be responsible for the first Two Million Dollars ($2,000,000.00) of all costs and expenses incurred in complying with any such Franchise Renewal Requirements and Sellers shall be responsible for one-half of the costs and expenses greater than Two Million Dollars ($2,000,000.00) and less than Two Million Five Hundred Thousand Dollars ($2,500,000.00). Buyer's engineers and Sellers' engineers shall attempt in good faith to agree prior to the Closing on the amount of such costs and expenses that will be incurred in complying with all Franchise Renewal Requirements. Costs payable by Sellers pursuant to this Section 7.4.2 that are not disputed by Buyer's engineers and Sellers' engineers are payable as a Purchase Price adjustment at the Closing. In the event of a disagreement in regard to the amount of any or all of such costs, Buyer and Sellers will agree on a mutually acceptable engineering firm which shall resolve the disputed amount of such costs (and whose decision shall be final and binding on the parties) no later than fifteen business days after the date on which the dispute was submitted to such firm. To the extent such determination affects the amount of Sellers' obligation with respect to such costs and expenses as described above, the Purchase Price shall be appropriately adjusted (if such determination is made prior to the Closing) or the appropriate party shall make an appropriate payment to the other party (if such determination is made after the Closing) within three days after receipt of the decision of the engineering firm. Sellers and Buyer will share equally all fees and expenses payable to such firm in connection with such determination. Seller shall not be responsible for costs in excess of Two Million Five Hundred Thousand Dollars ($2,500,000.00). Buyer and Sellers shall mutually agree whether Form 394 shall be filed with Government Authorities in connection with franchise consents. Any application or other instrument requesting a Required Consent, Franchise Extension or Franchise Renewal shall be reasonably acceptable to Buyer and, in the case of a Required Consent for the transfer of a franchise substantially in the form attached hereto as Exhibit G. The parties will furnish each other with any correspondence from or to any Governmental Authority or other Person in respect of obtaining the Required Consents, Franchise Extensions or Franchise Renewals and will otherwise keep the other parties informed regarding the status with respect to obtaining the Required Consents, Franchise Extensions or Franchise Renewals. Buyer shall have the right, at its own expense, to participate in any hearings or proceedings before the FCC or other Governmental Authorities with respect to obtaining the Required Consents, Franchise Extensions or Franchise Renewals. From and after the Closing, with respect to any Governmental Permit or Seller Contract in respect of which Buyer, in its discretion, waived the requirement under this Agreement that a Required Consent, Franchise Extension or Franchise Renewal be obtained and that such Governmental Permit or Seller Contract be assigned to Buyer at Closing, each Seller will provide reasonable assistance to Buyer in connection with giving Buyer the benefit thereof and obtaining the Required Consent, Franchise Extension or Franchise Renewal in respect thereof.

                       7.4.3. Each Seller shall use its reasonable efforts to provide to Buyer, at or prior to the Closing, estoppel certificates (the "Estoppel Certificates") satisfactory to Buyer of the lessor of each leasehold interest included in the Real Property the transfer of which to Buyer does not require such lessor's consent. To the extent any of the Governmental Permit documents listed on Schedule 2 or delivered to Buyer refer to or incorporate by reference any documents not listed on Schedule 2, Sellers will use their reasonable best efforts to obtain confirmation from the franchising authority which issued such Governmental Permit (either as part of the transfer resolution with respect to a Required Consent, by separate letter or by any other means acceptable to Buyer) substantially to the effect that the Governmental Permit documents separately listed on Schedule 2 with respect to the Governmental Permit issued by such franchising authority constitute all of the franchise documents pertaining to such Governmental Permit and that none of the documents referred to or incorporated by reference in such Governmental Permit documents (unless such incorporated or referenced document is itself separately listed by name and date on Schedule 2 and was delivered to Buyer) exists or contains any franchise commitments or obligations that would be binding upon Buyer after Closing. In addition Sellers will provide an opinion of local counsel that each Seller, as the case may be, has the authority under local law to own and operate such systems, including but not limited to, those franchise areas whose franchise has no expiration date.

                  7.5 HSR Notification. As soon as practicable after the execution of this Agreement, but in any event no later than 15 Business Days after such execution, Sellers and Buyer will each complete and file, or cause to be completed and filed, any notification and report required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); and each such filing shall request early termination of the waiting period imposed by the HSR Act. The Buyer and Sellers shall each pay one-half of the required filing fee. The parties shall use their reasonable best efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. The parties shall use their respective reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters.

                  7.6 No Shopping. Neither Seller, nor their stockholders or partners or any agent or representative of any of them will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly (a) solicit or initiate the submission of proposals or offers from any Person for, (b) participate in any discussions pertaining to or
(c) furnish any information to any Person other than Buyer relating to, any direct or indirect acquisition or purchase of all or any portion of the Assets.

                  7.7 Lien and Judgment Searches. Sellers will obtain, the expense of which shall be paid one-half by Sellers and one-half by Buyer, and deliver to Buyer, the results of a lien and docket search (including UCC, state and federal tax lien and judgment and real estate searches with respect to each of the names listed in Schedule 1), conducted by a professional search company of records in the offices of the secretaries of state in each state and county clerks in each county where there exist tangible Assets, and in the state and county where Sellers' principal offices are located and of the dockets of the clerk of each federal and state court sitting in the city, county or other applicable political subdivision where Sellers' principal offices or the tangible Assets may be located, including copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company. Buyer may obtain, at its expense, real estate title searches and real estate surveys for each of the fee estates included in the Real Property. Buyer may obtain, the expenses of which shall be Buyer's sole responsibility, title commitments for owner's title insurance policies for each of the fee estates included in the Real Property.

                  7.8 Transfer Taxes. Any state or local sales, use, transfer or similar taxes or fees or any other charge (including filing, recording and vehicle registration fees) imposed by any Governmental Authority arising from or payable by reason of the transfer of any of the Assets (including Real Property) pursuant to this Agreement will be paid one-half by Buyer and one-half by Sellers. All transfer and similar taxes or assessments, including transfer fees and similar assessments for or under Governmental Permits or Seller Contracts arising from or payable by reason of the conveyance of the Assets will be paid one-half by Buyer and one-half by Sellers.

                  7.9 Distant Broadcast Signals. Unless otherwise restricted or prohibited by any Governmental Authority or applicable Legal Requirement, if requested by Buyer, Sellers will delete immediately prior to the Closing Date any distant broadcast signals which Buyer determines will result in unacceptable liability on the part of Buyer for copyright payments with respect to continued carriage of such signals after the Closing.

                  7.10 Updated Schedules. Not less than five Business Days prior to Closing, Sellers will deliver to Buyer revised copies of Schedules 1 through 10 which shall have been updated and marked to show any changes occurring between the date of this Agreement and the date of delivery; provided, however, that for purposes of each Seller's representations and warranties and covenants in this Agreement, all references to the Schedules will mean the version of the Schedules delivered with this Agreement on the date of signing, and provided further that if the effect of any such updates to Schedules is to disclose any one or more additional properties, privileges, rights, interests or claims as Assets, Buyer, at or before Closing, will have the right (to be exercised by written notice to Sellers) to cause any one or more of such items to be designated as and deemed to constitute Excluded Assets for all purposes under this Agreement.

                  7.11 Use of Names and Logos. For a period of 60 days after the Closing Date, Buyer will be entitled to use all trademarks, tradenames, service marks, service names, logos and similar proprietary rights of Sellers and all derivations and abbreviations of such names and related marks to the extent incorporated in or on the Assets transferred to it at the Closing.

Notwithstanding the foregoing, Buyer will not be required to remove or discontinue using any such tradename or mark that is affixed to converters or other items in or to be used in subscriber homes or properties, or as are used in a similar fashion making such removal or discontinuation impracticable for Buyer.

                  7.12 Satisfaction of Conditions. Each party will use its best efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, as set forth in Section 9 and to take such other actions as shall be reasonably necessary to give full effect to the transactions contemplated by this Agreement provided that Buyer shall not be obligated to take any action that it has no obligation to take pursuant to Section 7.4.

                  7.13 Confidentiality and Publicity. Neither party will issue any press release or make any other public announcement or any oral or written statements to either Seller's employees concerning this Agreement or the transactions contemplated hereby except as required by applicable Legal Requirements, without the prior written consent of the other party. Each party will hold, and will cause its employees, consultants, advisors and agents to hold the terms of this Agreement in confidence; provided that (a) such party may use and disclose such information once it has become publicly disclosed (other than by such party in breach of its obligations under this Section) or which rightfully has come into the possession of such party (other than from the other party) and (b) to the extent that such party may be compelled by Legal Requirements to disclose any of such information, but the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible. Each party also may disclose such information to employees, consultants, advisors, agents and actual or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. The obligation by each party to hold information in confidence pursuant to this Section will be satisfied if such party exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. Notwithstanding the foregoing, this Agreement may be submitted to attorneys for US West who agree in writing to be bound by a confidentiality agreement reasonably satisfactory to Buyer.

                  7.14 Bulk Transfers. Buyer waives compliance by Sellers with Uniform Commercial Code Article 6 relating to the transactions contemplated hereby.

                  7.15 Transitional Billing Services Each Seller will provide to Buyer, upon request, access to and the right to use its billing system computers, software and related fixed assets in connection with the Systems acquired by Buyer for a period of up to 90 days following the Closing to allow for conversion of existing billing arrangements ("Transitional Billing Services"). Buyer will notify Sellers at least 10 days prior to the Closing as to whether it desires Transitional Billing Services from Sellers. All Transitional Billing Services, if any, that are requested by Buyer will be provided on terms and conditions reasonably satisfactory to Sellers; provided, however, that the amount to be paid by Buyer will not exceed the cost to Sellers of providing such Transitional Billing Services. Sellers will notify Buyer, upon the request of the Buyer, at least 45 days prior to the Closing, of the cost to Sellers of providing such Transitional Billing Services.

                  7.16 Notice of Certain Matters. Sellers shall promptly give notice to Buyer of (i) any fact, event, circumstances or action the existence or occurrence of which has caused or is reasonably likely to cause any of either Seller's representations or warranties under this Agreement not to be true in any material respect, (ii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the Assets or the Systems, (iii) any notice of violation or complaint under any Governmental Permit, (iv) any complaint, challenge or other inquiry from any Governmental Authority with respect to Sellers' past, current or proposed rates for cable services and equipment charged by the Systems, and (v) any other event or change in circumstances which, if not corrected prior to the Closing, would prevent either Seller from fulfilling any condition to Closing set forth in this Agreement.

                  7.17 MDU Access Agreements Sellers will use their reasonable best efforts to obtain, prior to the Closing on terms reasonably acceptable to Buyer, written access agreements with the appropriate party for the three largest MDU accounts at the date of this Agreement as described in Schedule 3, Section G. If consent to transfer is to be required, such agreements shall either include a consent to the transfer of such agreement to Buyer, subject to the occurrence of the Closing, or Sellers shall obtain such consent by separate instrument.

SECTION 8.        CONDITIONS PRECEDENT

                  8.1 Conditions to the Obligations of Buyer and Sellers. The obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of the following, which may be waived by the parties to the extent permitted by applicable Legal Requirements:

                       8.1.1 HSR Act Filings. All filings required under the HSR Act have been made and the applicable waiting period has expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement.

                       8.1.2 Absence of Litigation. No action, suit or proceeding is pending or threatened by or before any Governmental Authority and no Legal Requirement has been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which would (a) prohibit Buyer's ownership or operation of all or a material portion of any System, the Business or the Assets, (b) compel Buyer to dispose of or hold separate all or a material portion of any System, the Business or the Assets as a result of any of the transactions contemplated by this Agreement, (c) if determined adversely to Buyer's interest, materially impair the ability of Buyer to realize the benefits of the transactions contemplated by this Agreement or have a material adverse effect on the right of Buyer to exercise full rights of ownership of the Systems or (d) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

                  8.2 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions, which may be waived by Buyer to the extent permitted by applicable Legal
Requirements:

                       8.2.1 Representations and Warranties. The representations and warranties of each Seller in this Agreement and any Transaction Document, if specifically qualified by materiality, are true in all respects and, if not so qualified, are true in all material respects, at and as of the Closing with the same effect as if made at and as of the Closing.

                       8.2.2 Performance of Agreements. Each Seller has performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions in this Agreement and any Transaction Document to be performed or complied with by such Seller at or before the Closing.

                       8.2.3 Deliveries. Each Seller has delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required under Section 9.2.

                       8.2.4 Franchise Extensions; Franchise Renewals; Consents. Sellers have delivered to Buyer evidence, in form and substance satisfactory to Buyer, that all of the

Franchise Extensions, Franchise Renewals and Required Consents have been obtained or given (or deemed to have been given pursuant to Section 617 of the Communications Act of 1934, as amended, also known as 47 U.S.C. 537) and are in full force and effect without the imposition of any adverse change or condition, except for (i) any such change or condition that Buyer accepts or (ii) any Franchise Renewal Requirement that Buyer is obligated to accept under Section
7.4.2 hereof. The FCC shall have consented, to the extent such consent is legally required, to the transfer to Buyer of all Governmental Permits issued by the FCC, and the time for filing petitions for reconsideration of such consents shall have passed.

                       8.2.5 Retransmission Consent. With respect to any retransmission consent agreements for broadcast signals carried on the Systems that are pending or are included as part of the Excluded Assets, all required retransmission consents for continued carriage of such broadcast signals shall have been obtained on terms reasonably acceptable to Buyer.

                       8.2.6 No Material Adverse Change. There has not been any material adverse change in either Seller, the Business, the Assets or the Systems since the date of this Agreement.

                       8.2.7 Equivalent Basic Subscribers. As of the Closing, the Systems shall be serving, in the aggregate, not less than 21,000 Equivalent Basic Subscribers.

                       8.2.8 Pole Agreements. With respect to any pole attachment agreements that are pending as of the Closing, an interim authorization for the continued maintenance of the Systems' pole attachments shall have been obtained on terms reasonably acceptable to Buyer.

                  8.3 Conditions to Obligations of Sellers. The obligations of each Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of the following, which may be waived by such Seller, to the extent permitted by applicable Legal
Requirements:

                       8.3.1 Representations and Warranties. All representations and warranties of Buyer contained in this Agreement and any Transaction Document are, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, are true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

                       8.3.2 Performance of Agreements. Buyer has performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions in this Agreement and any Transaction Document to be performed or complied with by Buyer at or before the Closing.

                       8.3.3 Deliveries. Buyer has delivered the items and documents required to be delivered by it, pursuant to this Agreement, including those required under Section 9.3.

                  8.4 Waiver of Conditions. Any party may waive in writing any or all of the conditions to its obligations under this Agreement.

SECTION 9.        CLOSING.

                  9.1 The Closing; Time and Place. The Closing will be held on a date agreed upon by Buyer and Seller that is within 15 days after all conditions to the Closing contained in Sections 8.1.1 and 8.2.4 of this Agreement (other than those based on acts to be performed at the Closing) have been satisfied or waived provided that neither party shall be deemed to have waived any other conditions imposed for its benefit by virtue of this sentence. The Closing will be held at 9:00 a.m. local Denver time at Sellers' office located at 5619 DTC Parkway, Englewood, Colorado 80111, or will be conducted by mail or fax or at such place and time as Buyer and Sellers may agree.

                  9.2 Sellers' Delivery Obligations.

                  At the Closing, Sellers will deliver (or caused to be delivered) to Buyer the following:

                       (a) a Bill of Sale and Assignment in the form attached as Exhibit A;

                       (b) a special warranty deed in a form reasonably acceptable to Buyer (and complying with applicable state laws) with respect to each parcel of owned Real Property, duly executed and acknowledged and in recordable form;

                       (c) motor vehicle title certificates and such other transfer instruments as Buyer may deem necessary or advisable to transfer the Assets to Buyer and to perfect Buyer's rights in the Assets free and clear of all Encumbrances except Permitted Encumbrances;

                       (d) duly executed releases and other termination instruments, in form satisfactory to Buyer, of all Encumbrances affecting any of the Assets (other than Permitted Encumbrances);

                       (e) a certificate, dated the Closing Date, signed on behalf of each Seller by the CEO, President or a Vice President of each Seller, stating that the conditions set forth in Sections 8.2.1 and 8.2.2 are satisfied;

                       (f) a manually executed original of any instrument evidencing receipt of a Required Consent and any Estoppel Certificate received by Sellers;

                       (g) an opinion of Mary S. Willis, Esq., Sellers' counsel, addressed to Buyer and its lenders, dated the Closing Date, in the form attached as Exhibit C and an opinion of Cole, Raywid & Braverman, L.L.P., Seller's special communications counsel, addressed to Buyer and its lenders, dated the Closing Date, in the form attached as Exhibit D;

                       (h) a Noncompetition Agreement, duly executed by each Seller and each Affiliate of Seller listed on the signature pages thereto, in the form attached as Exhibit E;

                       (i) pursuant to Section 7.4.3, an opinion of Downs, Rachlin & Martin, P.C., Sellers' local Vermont and New Hampshire counsel, addressed to Buyer and its lenders, dated the Closing Date to the substantive effect contemplated by Section 7.4.3 and otherwise in form and substance reasonably acceptable to Buyer and its lenders;

                       (j) Tax Clearance Certificates or letters issued by the Department of Revenue (or other appropriate Governmental Authorities) of the State of Vermont and the State of New Hampshire, respectively, certifying that the Sellers have paid all taxes due and payable as of the Closing Date or other date as close as possible to the Closing Date; and

                       (k) such other documents as Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

                  9.3 Buyer's Delivery Obligations.

                       At the Closing, Buyer will deliver (or caused to be delivered) to Sellers the following:

                       (a) the Base Purchase Price pursuant to Section 3.

                       (b) an Assumption Agreement in the form attached as Exhibit B.

                       (c) (i) a certificate, dated the Closing Date, signed on behalf of Buyer by the chief executive officer or a vice president of Buyer, stating that the conditions set forth in Sections 8.3.1 and 8.3.2 are satisfied; and (ii) such other documents as Sellers may reasonably request in connection with the transactions contemplated by this Agreement.

                       (d) an opinion of Dow, Lohnes & Albertson, Buyer's counsel, addressed to each Seller and dated the Closing Date, in the form attached as Exhibit F.

SECTION 10.       TERMINATION.

                  10.1 Termination Events. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned:

                       10.1.1 At any time by the mutual written agreement of Buyer and Sellers;

                       10.1.2 By Sellers, on the one hand, or Buyer, on the other hand, at any time, if the other is in material breach or default of any of its covenants, agreements or other obligations in this Agreement or in any Transaction Document, or if any of its representations in this Agreement or in any Transaction Document is not true in all material respects when made or when otherwise required by this Agreement or any Transaction Document to be true and such breach or default or failure to be true is not cured or waived within 30 days of receipt of notice of such breach or default;

                       10.1.3 By Sellers, on one hand, or Buyer, on the other hand, upon written notice to the other, if the Closing has not occurred on or before December 31, 1997, for any reason other than a material breach or default by such party of its respective covenants, agreements or other obligations under this Agreement, or any of its representations in this Agreement not being true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate in all material respects;

                       10.1.4 As otherwise provided in this Agreement.

                  10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties under this Agreement will terminate, except for the obligations set forth in Sections 7.13 and 12.17. Termination of this Agreement pursuant to Sections 10.1.2, 10.1.3 or 12.18 will not limit or impair any remedies that any party may have with respect to a breach or default by the other of its covenants, agreements or obligations under this Agreement.

SECTION 11.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

                  11.1 Survival of Representations and Warranties. The representations and warranties of each Seller in this Agreement and in the Transaction Documents to be delivered by such Seller pursuant to this Agreement will survive the Closing for the period of the applicable statute of limitations (except that representations and warranties relating to matters of title shall survive indefinitely). The representations and warranties of Buyer in this Agreement and in the Transaction Documents to be delivered by Buyer pursuant to this Agreement will survive the Closing for the period of the applicable statute of limitations. The covenants and agreements of the parties in this Agreement and in the Transaction Documents to be delivered by Seller or Buyer pursuant to this Agreement, will survive the Closing and will continue in full force and effect without limitation. All representations, warranties and covenants shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal or inspection at any time made by or on behalf of any party hereto or by any notice or information delivered by any party hereto (including the updated Schedules to be delivered to Buyer pursuant to Section 7.10).

                  11.2 Indemnification by Seller. Each Seller will, jointly and severally, indemnify and hold harmless Buyer and its shareholders and its and their respective Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns and any Person claiming by or through any of them, as the case may be, from and against:

                       (a) all Losses resulting from or arising out of (i) any breach of any representation or warranty made by either Seller in this Agreement or any Transaction Document, (ii) any breach of any covenant, agreement or obligation of either Seller contained in this Agreement or any Transaction Document, (iii) any act or omission of either Seller with respect to, or any event or circumstance related to, the ownership or operation of the Assets or the conduct of the Business, which act, omission, event or circumstance occurred or existed prior to or at the Closing Date, without regard to whether a claim with respect to such matter is asserted before or after the Closing Date, including any matter described on
Schedule 8, (iv) any claim that the transactions contemplated by this Agreement violates WARN, or any similar state or local law or fraudulent conveyance laws or UCC Article 6 of any jurisdiction, (v) any rate refund ordered by any Governmental Authority for periods prior to the Closing Date, (vi) any and all of the Excluded Liabilities, including any liabilities arising at any time under any Governmental Permit or Seller Contract not assigned to Buyer at Closing,
(vii) any claim for brokerage or agent's or finder's commissions or compensation in respect of the transactions contemplated by this Agreement by any Person purporting to act on behalf of Sellers; and (viii) all costs, if any, for which Seller is responsible pursuant to Section 7.4.2 hereof; and

                       (b) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

                  11.3 Indemnification by Buyer. Buyer will indemnify and hold harmless each Seller and each Seller's shareholders, directors, officers, employees, agents, successors and assigns, and any Person claiming by or through any of them, as the case may be, from and against:

                       (a) all Losses resulting from or arising out of (i) any breach of any representation or warranty made by Buyer in this Agreement or any Transaction Document, (ii) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any Transaction Document, (iii) any act or omission of Buyer with respect to, or any event or circumstance related to, the ownership or operation of the Assets or the conduct of the Business, which act, omission, event or circumstance occurred or existed after the Closing, (iv) the failure by Buyer to perform any of its obligations in respect of the Assumed Liabilities, (v) any claim for brokerage or agent's or finder's commissions or compensation in respect of the transactions contemplated by this Agreement by any Person purporting to act on behalf of Buyer, and (vi) all costs for which Buyer is responsible pursuant to Section 7.4.2 hereof; and

                       (b) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

                  11.4 Third Party Claims. Promptly after the receipt by any party of notice of any claim, action, suit or proceeding by any Person who is not a party to this Agreement (collectively, an "Action"), which Action is subject to indemnification under this Agreement, such party (the "Indemnified Party") will give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, (a) admits in writing to the Indemnified Party the Indemnifying Party's liability to the Indemnified Party for such Action under the terms of this Section 11, (b) notifies the Indemnified Party in writing of the Indemnifying Party's intention to assume such defense,
(c) provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay the amount, if any, for which the Indemnified Party may be liable as a result of such Action and (d) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party will have been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this
Section 11 will be paid by the Indemnifying Party. No Indemnified Party will take any unilateral action at any time which may affect the liability of the Indemnifying Party. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party or take any unilateral action (other than actions expressly required or permitted by the provisions of this Agreement) at any time which may affect the liability of the Indemnifying Party, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section 11.4. No Indemnifying Party will settle or compromise any such Action (A) in which any relief other than the payment of money damages is sought against any Indemnified Party or (B) in the case of any Action relating to the Indemnified Party's liability for any tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement.

                  11.5 Limitations on Indemnification - Sellers. Sellers will not be liable for indemnification arising solely under (a)(i) through (a)(vii) of Section 11.2 for (a) any Losses of or to Buyer or any other person entitled to indemnification from Sellers or (b) any claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incidental or relating to or resulting from any of the foregoing (the items described in clauses (a) and (b) collectively being referred to for purposes of this Section 11.5 as "Buyer Damages") unless the amount of Buyer Damages for which Sellers would, but for the provisions of this
Section 11.5, be liable exceeds, on an aggregate basis, $175,000, in which case Seller will be liable for all such Buyer Damages up to $2,000,000, which will be due and payable within 15 days after Seller's receipt of a statement therefor. In regard to Buyer Damages arising under Section 11.2, Sellers' total liability to Buyer shall not exceed $2,000,000. In regard to Buyer's Damages arising pursuant to Section 11.2, Seller shall be liable for indemnification arising thereunder for the period of the applicable statute of limitations.

                  11.6 Limitations on Indemnification - Buyer. Buyer will not be liable for indemnification arising solely under (a)(i) through (a)(vi) of
Section 11.3 for (a) any Losses of or to Sellers or any other person entitled to indemnification from Buyer or (b) any claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incidental or relating to or resulting from any of the foregoing the items described in clauses (a) and (b) collectively being referred to for purposes of this Section 11.6 as "Seller Damages") unless the amount of Seller Damages for which Buyer would, but for the provisions of this Section 11.6, be liable exceeds, on an aggregate basis, $175,000, in which case Buyer will be liable for all such Seller Damages up to $2,000,000, which will be due and payable within 15 days after Buyer's receipt of a statement therefor. In regard to Seller Damages arising under Section 11.3, Buyer's total liability to Sellers shall not exceed $2,000,000. In regard to Seller's Damages arising pursuant to Section 11.3, Buyer shall be liable for indemnification arising thereunder for the period of the applicable statute of limitations.

SECTION 12.       MISCELLANEOUS.

                  12.1 Parties Obligated and Benefited. Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other party, neither Buyer nor either Seller may assign any of its rights or obligations under this Agreement or delegate any of its duties under this Agreement. Notwithstanding the foregoing, Sellers may assign all or part of its rights under this Agreement to a qualified intermediary as that term is defined in Treasury Reg. 1.1031 (k-1(g)(4)) provided that any such assignment shall not materially delay the Closing.

                  12.2 Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by telecopier:

                                    To Buyer at:

                                    1777 South Harrison Street
                                    Suite P-200
                                    Denver, CO 80210-3925

                                    ATTN: James C. Vaughn
                                    Telecopy: 303-757-6105


                           With a copy addressed to the attention of:

                                    Dow, Lohnes & Albertson, PLLC
                                    1200 New Hampshire Avenue, N.W.
                                    Suite 800
                                    Washington, D.C. 20036

                                    ATTN: Leonard J. Baxt, Esq.
                                    Telecopy: 202-776-2222

                           To Sellers at:

                                    5619 DTC Parkway
                                    Englewood, Colorado 80111

                                    Attention: Dan Buchanan
                                    Telecopy: 303-488-3219

                           With a copy addressed to the attention of Mary S. Willis, Esq. at fax 303-488-3217

Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section 12.2. All notices will be deemed to have been received on the date of delivery, which in the case of deliveries by telecopier will be the date of the sender's confirmation, except that any notice of a change of address will be effective only upon actual receipt.

                  12.3 Attorneys' Fees. In the event of any action or suit based upon or arising out of any alleged breach by any party of any representation, warranty, covenant or agreement contained in this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

                  12.4 Right to Specific Performance. Each Seller acknowledges that the unique nature of the Assets to be purchased by Buyer pursuant to this Agreement renders money damages an inadequate remedy for the breach by either Seller of its obligations under this Agreement, and Seller agrees that in the event of such breach, Buyer will upon proper action instituted by it, be entitled to a decree of specific performance of this Agreement.

                  12.5 Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

                  12.6 Captions. The captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

                  12.7 Choice of Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES UNDER IT WILL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF COLORADO.

                  12.8 Terms. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense.

                  12.9 Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

                  12.10 Further Actions. Sellers and Buyer will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

                  12.11 Time. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

                  12.12 Late Payments. If either party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the annual rate publicly announced from time to time by The Bank of New York as its prime rate (the "Prime Rate") plus 3%, adjusted as and when changes in the Prime Rate are made.

                  12.13 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original.

                  12.14 Entire Agreement. This Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) and the Transaction Documents contain the entire agreement of the parties and supersedes all prior oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by the parties.

                  12.15 Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

                  12.16 Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

                  12.17 Expenses. Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

                  12.18 Risk of Loss; Condemnation.

                       12.18.1 Sellers will bear the risk of any loss or damage to the Assets resulting from fire, theft or other casualty (except reasonable wear and tear) at all times prior to the Closing. If any such loss or damage is sufficiently substantial so as to preclude or prevent resumption of normal operations of any material portion of a System or the replacement or restoration of the lost or damaged property within 20 days from the occurrence of the event resulting in such loss or damage, Sellers will immediately notify Buyer in writing of that fact and Buyer, at any time within 10 days after receipt of such notice, may elect by written notice to Sellers either (i) to waive such defect and proceed toward consummation of the transaction in accordance with terms of this Agreement or (ii) terminate this Agreement. If Buyer elects to so terminate this Agreement, Buyer and Seller will stand fully released and discharged of any and all obligations under this Agreement except as set forth in the second sentence of Section 10.2 in regard to remedies related to circumstances other than those described in this Section 12.18. If Buyer elects to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and does so, there will be no adjustment in the consideration payable to Sellers on account of such loss or damage but all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage (to the extent not used to replace or restore such lost or damaged property) will be delivered by Sellers to Buyer, or the rights to such proceeds will be assigned by Sellers to Buyer if not yet paid over to Sellers, and Sellers will pay to Buyer (or Buyer may withhold from the Base Purchase Price) an amount equal to the difference between the amount of such insurance proceeds and the full replacement cost of the damaged or lost Assets.

                       12.18.2 If, prior to the Closing, any part of or interest in the Assets is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs Sellers or Buyer that it intends to condemn all or any part of the Assets (such event being called, in either case, a "Taking"), then Buyer may terminate this Agreement. If Buyer does not elect to terminate this Agreement, then (a) Buyer will have the sole right, in the name of Sellers, if Buyer so elects, to negotiate for, claim, contest and receive all damages with respect to the Taking, (b) Sellers will be relieved of its obligation to convey to Buyer the Assets or interests that are the subject of the Taking, (c) at the Closing Sellers will assign to Buyer all of Sellers' rights to all damages payable with respect to such Taking and will pay to Buyer all damages previously paid to Sellers with respect to the Taking and (d) following the Closing, Sellers will give Buyer such further assurances of such rights and assignment with respect to the taking as Buyer may from time to time reasonably request.

     The parties have executed this Agreement as of the day and year first above written.

                         SELLERS:

                         WESTMARC DEVELOPMENT JOINT VENTURE,
                         by WestMarc Development, Inc., its Managing Partner

                         By: /s/ William R. Fitzgerald
                             -------------------------
                         Name: William R. Fitzgerald
                         Title: Vice President


                         TCI CABLEVISION OF VERMONT, INC.

                         By: /s/ William R. Fitzgerald
                             -------------------------
                         Name: William R. Fitzgerald
                         Title: Vice President

                         BUYER:

                         FRONTIERVISION OPERATING PARTNERS, L.P., a Delaware limited partnership, by FrontierVision Partners, L.P., its general partner, by FVP GP, L.P., its general partner, by FrontierVision Inc. its general partner

                         By: /s/ James. C. Vaughn
                             --------------------
                         Name: James C. Vaughn
                         Title: President



                                       51